As Filed with the As filed with the Securities and Exchange Commission on May 1, 2009

File No.   000-53657

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

Form 10/A

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

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Nutra Biopharma Corp.

(Name of Small Business Issuer in its charter)

_________________

Nevada	30-0496950
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

9 Via Del Garda
Henderson, NV	89011
(Address of principal executive offices)	(Zip Code)

Issuer’s Telephone Number        310-733-8079

Securities to be registered under Section 12(b) of the Act:

Title of each class	Name of each exchange on which
To be so registered	each such class is to be registered
___________________________________________	____________________________________________
Common Stock	NONE

Common Stock, $0.001 par value

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, a non –accelerated filer, or a smaller reporting company.   See definitions of large accelerated filer, accelerated filer and smaller reporting company in Section 12b-2 of the Exchange Act.

Large accelerated filer____	Accelerated filer ____
Non-accelerated filer ____	Smaller reporting company X

Item 1.  BUSINESS

Business Development

The Company was incorporated in Nevada on July 8, 2008.  The Company’s fiscal year end is December 31.  The Company has never been in bankruptcy, receivership or any similar proceeding.   We currently have no revenues, our proposed products are in the pre-clinical stage of development, and none of our product candidates have been approved by the FDA.

Forward Looking Statements

This registration statement contains forward-looking statements. The Company’s expectation of results and other forward-looking statements contained in this registration statement involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are the following: business conditions and general economic conditions, competitive factors such as pricing and marketing efforts, and the pace and success of product research and development. These and other factors may cause expectations to differ.

Business

Nutra Biopharma Corp. was organized on July 8, 2008 in the state of Nevada.  The Company has a plan of operations to engage in the business of the development of botanical medicinal compounds (the first one slated for development is termed “WOUND HEALER”) that have been identified as appearing to improve the acceleration of the healing of chronic ulcers (both venostatic and vascular), diabetic ulcers, pressure sores, complicated post-traumatic and post-surgical wounds, and may also be useful in the treatment of psoriasis, acne, burns, and other skin diseases.  In addition, the Company also intends to develop nutritional supplements from the compound for improvement of the immune system and to increase endurance in athletic performance.

The Company’s principals have developed WOUND HEALER using different contract labor over a period of two years early in this decade, from a botanical compound of complex carbohydrates derived from natural sources, and the Company holds the formula for the development as a trade secret.  The Company cannot identify the compound further as such would reveal its chemical makeup and destroy our trade secret protection.  The Company’s principals have attempted to commercially develop the compound over the past several years, but have lacked the funding and organization necessary to do so.

The formula is botanic and does not involve any chemical alternation, except for the additive of normal and already approved over-the-counter preservation and delivery methods.  The development of WOUND HEALER and other product candidates derived from the compound are in the early stages of development and results in clinical trials may not be similar to the results of our pre-clinical testing.

The Company’s Plan of Operations is to:

1.

Raise capital for the development of  WOUND HEALER as a topical wound healing treatment.  This is the first milestone of our business plan and is expected to take approximately two months.

2.

Hire appropriate contract laboratory labor to finalize the first wound healing product.  This is the second milestone of our business plan and is expected to take approximately six months at a cost of approximately $50,000.

3.

Apply to the FDA for approval of the use of WOUND HEALER as a topical wound healing treatment as a medical device.  This is the third milestone of our business plan and is expected to take approximately six months and cost approximately $30,000.  The Company will hire a professional to complete the application process;

4.

Upon approval of the WOUND HEALER as a medical device, the company will attempt to raise $1 million in capital for the marketing of WOUND HEALER.  If approval as a medical device is not received, then the Company will begin clinical trials for the approval of WOUND HEALER as a pharmaceutical.  If this step is necessary, it is expected to take several years at a cost of a minimum of $1 million per year.  The Company will use contract labor for this process.

5.

If the compound is approved as a medical device, it will be distributed through health food stores and vitamin stores using commissioned salespeople.  If it is not approved as a medical device, the Company must seek distribution through traditional pharmaceutical channels, a process which is subject to extreme competition with larger pharmaceutical companies who have established distribution networks through physicians and hospitals, and access to great amounts of advertising and public relations capital.

All of the above milestones require the raising of capital from private equity or debt offerings, or the further financial contributions of our principals.

WOUND HEALER is a medicinal compound which has been shown in pre-clinical studies to:

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enable the healing of previously untreatable chronic ulcers of the skin, both in diabetic and non-diabetic patients, which have failed all other modes of treatment greatly accelerate the healing process for open complicated wounds, including complicated, infected, post-surgical wounds, as well as wounds that have remained chronically open for several years;

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in some cases, actually re-generate tissue, where tissue has been lost due to injury treat chronic skin conditions, including acne, psoriasis, and bedsores boost the immune system enhance athletic performance and endurance.

WOUND HEALER is a medicinal compound, used topically, which has been shown in pre-clinical studies to appear to improve the acceleration of healing of previously untreatable chronic ulcers of the skin, both in diabetic and non-diabetic patients, which have failed all other modes of treatment.  The compound also appears to accelerate the healing process for open complicated wounds, including complicated, infected, post-surgical wounds, as well as wounds that have remained chronically open for several years, as well as chronic skin conditions such as acne, psoriasis, and bedsores.

The compound also appears to show promise as a potential value-added livestock feed additive, effectively eliminating the need for antibiotics and other potentially harmful feed additives.

The mechanism of action of WOUND HEALER is currently unknown.  At this time the likely mechanism seems to be the blocking of the lectin-carbohydrate interactions that are the necessary first step to both bacterial and viral infection as well as cellular cohesion during healing.  This cellular anti-adhesive property would also explain both the apparent natural debridement (falling off) observed during the initial treatment of wounds (obviating the need for surgical debridement of wounds, i.e.: cutting the dead tissue with a scalpel) and the apparent results observed to date on psoriasis. Some other effects observed are not so easily explained, such as the regeneration observed on the partial amputation of digits treated, the return of sensation to previously anesthetic (insensitive, without nerve sensation) wounds, the return of blood flow to previously necrotic (dead) areas of the wound, as well as the speed and quality of healing (skin regeneration with greatly reduced and sometimes absent shrinkage observed on the final scar left after healing.)

Whatever the final mechanism of action of WOUND HEALER turns out to be, the fact that we currently do not know what it is should not be an impediment in WOUND HEALER’s development.  The elucidation of a mechanism of action is not strictly required by the FDA.  The main requirement is that the product be proven safe and effective as claimed, according to standard and internationally accepted scientific methodology.  Furthermore, WOUND HEALER appears to work as is (i.e.: all the material used in the preliminary testing was applied directly on the wounds without submitting it to any process other that the granulating necessary for the making of the poultice) and is consistent from one batch to the next under current manufacturing procedures.

Medicinal Products for Human Use

Wound Healing:

The first products which will be obtained from the WOUND HEALER compound can be used to generate and accelerate the healing process for these conditions:

• Chronic Skin ulcers: where the long term, open skin ulcer does not heal using traditional antibiotic and dressing methodology.

• Chronic open wounds: where the tissue may be infected or necrotic, and the wound is too deep and has imposed upon structural tissue (tendons and ligaments, thus negating the use of traditional methods)

• Deep Wounds: WOUND HEALER appears to improve healing.

• Burns: both acute and complicated, WOUND HEALER appears to assist quickly in the reversal of infection, and the acceleration of healing.  In addition, in pre-clinical studies WOUND HEALER appears to ameliorate scarring.

Skin Treatment:

Subsequent product candidates derived from the compound have appeared from pre-clinical studies to improve many chronic skin conditions, including the following potential uses.  These potential uses have appeared from pre-clinical studies conducted by the Company’s principals:

•  Acne:  preliminary testing show excellent results in the treatment of severe acne;

•  Psoriasis:  preliminary testing show excellent results in the treatment of psoriasis;

• Bed Sores:  preliminary testing shows excellent results in the treatment of bed sores resulting in prolonged confinement to home and hospital beds as an adjuvant to the necessary nursing care.

Nutrition and Health:

Our research has shown that we may also potentially develop from the compound the following product candidates.  These potential uses have not been delineated by pre-clinical studies; but have been inferred from the general research and testing we have done surrounding the compound.

•  Health Supplements: preliminary research has shown that the compound appears to benefit the immune system and provide a natural energy boost;

•  Athletic Supplements: preliminary research shows that the compound appears to boost athletic performance for endurance athletes.

Potential Product Candidates for Animal Use

The possible uses of WOUND HEALER for animal healing and as a livestock feed additive have not yet been explored or tested, but the research we have conducted relative to the compound in the realm of human remedies has led us to believe that the following product candidates for animal use could be developed from the compound.

Veterinarian:

Possible uses of the compound for the treatment of open wounds on horses and other livestock has not yet been explored or tested, but the results of our human research lead us to believe that the compound may have veterinary applications as well, in the form of poultice type medicinal treatment packs which may accelerate the healing process.

Livestock Feed:

Our research in the area of nutritional supplements has led us to believe that the compound may be developed into a product candidate that may replace the standard antibiotic and hormone additive used in common chicken feed, thus replacing the antibiotics being used today.  This natural anti-bacterial/ bacteriostatic agent will enable poultry, for example, to be labeled as “Free of Antibiotic and Hormones”, which gives an increase in perceived value to the consumer.

Product Development and Research

None of the above referenced research or studies have been published, and all have been performed by contract labor and paid for by the principals, who have granted all rights to the compound and its potential uses to the company.  The studies we have conducted were all done by independent laboratories in 2001 through 2002, and paid for by our principals before the formation of the Company.

To date, we have only produced quantities of the WOUND HEALER compound that have been necessary to conduct pre-clinical studies and research.  The formula cannot be revealed, as it is not patented, and the Company believes it to be not patentable.  The active formula of the compound is produced from readily available natural sources of complex carbohydrates, for which the Company does not have and does not need regular suppliers.  We have no contracts with any suppliers of raw materials at the present time.

Starting in the 1970’s, and motivated by the significant morbidity of post surgical wound infections, three doctors in South America initiated a series of clinical trials at a local hospital, with a botanical extract that was until then mostly used as a food supplement by the local population.  Their first patient was suffering from an enterocutaneous fistula, or a communication between the inside of the large bowel and the skin, a complication of bowel surgery, and was septic (the infection had reached the blood) with a very poor prognosis after failing conventional antibiotic therapy.  One of the relatives of the patient indicated to one of the doctors that the diet supplement derived from a type of local plant was occasionally used by people on wounds to aid in their healing.  Given the dire situation of the patient, a treatment course consisting of poultices made from the substance were applied to the fistulas daily.  The results were evident.  4 days after the initiation of treatment, the wound was sterile, the patient had no fever, and evidence of granulation was present.  The patient continued to improve and was discharged from the hospital 15 days later to be followed as an outpatient.  45 days later, the doctors were able to close the colostomy from where the fistula had arisen.

This unexpected result led to more controlled studies that included in-vitro and bacteriological testing, as well as clinical studies on different kinds of wounds. Hundreds of patients have been treated to date with success and without complications. The three doctors in South America, encouraged by these spectacular results in wounds, and drawing upon their medical knowledge and instinct, have since tried the compound on a variety of applications that include many different skin conditions and certain systemic viral conditions, all of which appeared to produce results.

Drawing on the by now greater than thirty years experience with the compound, the Company’s principals funded a rigorous pilot study, which has concluded its field phase and which appeared to reproduce the previous results obtained by the doctors in difficult to heal wounds of diverse etiology. The application of the compound on wounds had been in the form of poultices, following the withdrawal of all chemotherapy, local antiseptics and topical and systemic antibiotics. The irrigation of the wound and local surgical debridement was done prior to the application of the compound. With treatment applied to the wound once daily, doctors observed the following results in the studies:

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A quantitative decrease in the growing of different bacteria, with complete sterility of the wound, usually achieved by the fourth day.

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An increase in concentrations of hemoglobin and proteins in wound fluids.

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A quick initiation and facilitation of granulation of the wound.

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An increase in vascularization.

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Exfoliation of necrotic tissue and the prevention of its accumulation, even in cases where no previous debridement had been done.

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Regeneration of avulsed tissue.

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The return of sensation in previously anesthetic wounds.

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The only major adverse event found to date is that of initial return of pain to the wound that is easily managed with oral analgesics and short lived.

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Complete healing of the wound with anatomical continuity of the skin.

Observations and Summary of Results

There appears to have been a positive, beneficial response in almost 100% of the wounds to which the compound has been applied.  The wounds being included in the study were infected and complicated, ranging from relatively recent wounds (days), to much older chronically infected and necrotic wounds (months), all of which were not responding to acute treatment and clearly getting worse. The majority of the wounds have healed within the stipulated 28 day treatment period, with most of them completely healed (as defined by standard medical criteria) by the 21st day -and some in as little as a week.

In the case of wounds being treated with WOUND HEALER, there has been observed an initial, early widening of the wound edges, which is then almost immediately arrested within a few days as the healing process begins.  Although this causes the wound to initially get bigger, it does not appear to interfere with the granulation process inside the wound, which is evident in the first couple of days. This led to the treating doctors not surgically debriding the wounds since the necrotic tissue exfoliates almost spontaneously after the first few days of exposure to the compound.  This necrotic tissue is later removed gently with anatomical pick-ups, as one would retrieve any other loose tissue (without a scalpel).  What has been observed is that the dead, non-viable tissue exfoliates, the infection is arrested and the healing starts, all within the first few days.

In the case of wounds where a significant amount of tissue has been avulsed (torn off) by the traumatic cause of the wound, is a form of hyper-granulation.  This gives the wound an initial appearance of growing ‘bigger’ than the surrounding tissue, and then later shrinking and revising itself back to the level of the surrounding tissue.

Pain and a slight burning sensation after the application of the substance have been the main adverse events.  The pain has been responsive to over-the-counter analgesics and/or topical 2% Lidocaine Gel.  There have been no other significant adverse events observed.

Tissue biopsies would be needed to ascertain exactly what kind of tissue is under the cover of these healed wounds, or if nerve regeneration could account for the return of pain to previously anesthetic wounds.

Chronic venostatic and vascular ulcers treated with the compound have not completely healed within the stipulated study time of 28 days.  For the most part, this group of wounds tends to be several years old, with multiple failed attempts at a variety of different treatment modalities. Most of these wounds initially got larger as the necrotic and non-viable tissue exfoliated. All of them, however, showed good progression throughout the remainder of the study enrollment. For example, a wound that had failed to heal for 18 years was referred for grafting after 28 days of treatment with the compound, which led the Company’s principals to conclude that potential product candidates exist for these types of treatments.

The inclusion criteria for this short initial study to demonstrate that the compound may have an effect worth investigating was broad, with no stratification of the wounds (i.e., the wounds were not separated by categories such as infected, vs. chronic, vs. vascular, etc.), nor was the expected time to healing known for these categories of wounds. Therefore, the wounds that were entered into the study and remained unresolved at the end of the official 28 day cutoff have remained under continued treatment to ascertain final outcome and provide a better estimate of the healing time needed for this particular group of wounds.

The following is a brief description of some of the cases in the study:

1.   A 6 year old male with a wound to the heel of the left foot after getting it caught in the spokes of a bicycle wheel:

The patient presented 5 days after the initial open wound, with signs of infection and full exposure of the Achilles tendon and clear evidence of avulsion (tearing off) of the overlying tissue.  Initially the wound was too painful to walk on due to the inflammation and infection.  After 4 days of treatment there was no evidence of discharge from the wound and initial signs of granulation are observed.  On the 8th day of treatment, the wound remained dry; hypergranulation was observed, partially covering the previously exposed tendon.  The pain had decreased.  At day 12 and 16, the covering of the tendon continued with the wound still dry and healing.  At this point, the pain has greatly improved and the patient is able to bear weight on that foot and walking with a limp. He is currently in his 24th day of treatment and continues to improve.

2.   A 14 year old female who presented with an infected surgical wound after appendectomy of a ruptured appendix with peritonitis:

The wound presented with dehiscence (coming apart, gaping again) down to abdominal fascia.  The wound was approximately 3cm deep (1.2 inches).  Prior to treatment with the compound, the referring surgeon obtained a wound culture that grew Proteus (bowel flora, as opposed to skin flora), and was resistant to Chloramphenicol and Gentamycin. After 3 days of treatment with the WOUND HEALER compound, the wound was dry and without discharge or odor. At day 8 of treatment, the patient was reporting some pain at night, but good granulation tissue was present.  Day 18 of treatment the granulation had reached skin level.  At day 32, the wound was completely closed with only a small scar present.

3.   A 61 year old male farmer, with a large facial wound to the right cheek, which he attributed to a fall 4 years earlier:

The patient reported that the initial wound had been small.  The current larger wound presented with a non-purulent discharge, which was cultured to grow Proteus.  A subsequent biopsy revealed this lesion to really be a basal cell carcinoma of the skin, with erosion into the surrounding tissue. On the 3rd day of treatment the wound was clean of any necrotic and non viable tissue. On the 4th day, the patient started to complain of pain at the previously insensitive wound site.  16 days into treatment there was granulation present, with occasional mild bleeding of the wound and greater sensitization of the wound with reports of increased pain, managed with oral analgesics.  Visual evidence of cancer at the wound edge was still present at the time that I inspected this wound. The patient is still under treatment and we are following this case very closely.  A second biopsy will be obtained at the end of treatment.

4.   A 31 year old male with avulsion (tissue torn off) laceration to the pulp of the left 5th finger:

Initially, most of the distal phalanx (bone at the tip of the finger) was exposed and distally the wound extended to under the nail.  From the first until the 7th day, the patient complained of pain and granulation was evident.  On the 13th day, the granulation continued, but the pain had greatly diminished.  At day 25, the pain is almost resolved and the bone was mostly covered.  The patient continues to be treated. This is another case that will be closely followed to see if there is true regeneration of the originally lost tissue.

5.   A 26 year old male with molar abscess that has erupted through to the right infra-maxillary area:

3 days after the start of treatment the borders of the wound were well defined.  On day 5, 2 cc of non-purulent serosanguinous fluid was drained.  Day 12, the wound was completely closed and healed.

6.   A 44 year old male with infected human bite, to left side of the neck, near the mandible:

There appeared to be evidence of infection, with redness and warmth.  By day 3 of treatment, the wound was practically dry, with minimal secretion and the borders were well defined. By day 8, there was hardly any pain reported and the borders of the wound were well defined with good granulation. By day 12, there was no infection, inflammation or redness. By day 16, the wound was completely healed, with closed borders.

Employees

We currently employ two management level employees.  The Company may require additional employees in the future. There is intense competition for capable, experienced personnel and there is no assurance the Company will be able to obtain new qualified employees when required.  The Company believes its relations with its employees are good.

Patents

The Company holds no patents for its product candidates.  We do not intend to apply to patent protection, as we do not believe the product candidates are patentable and we have decided to protect our formula as a trade secret without revealing its natural botanical origins.  We have not applied for a trademark name for “WOUND HEALER” as we consider it to be a preliminary generic name.  If we are successful with the FDA approval of our product candidates as either medical devices or pharmaceuticals, we will engage public relations and branding experts to fashion appropriate trade names and logos which are able to be trademarked.

Governmental Regulation

Product candidates to be manufactured will be subject to varying degrees of regulation by a number of government authorities in the United States and other countries. The development, manufacture, marketing, and sale of such product candidates will be subject to one of the following regulatory review processes.

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Pharmaceutical--new drug application or biologic license application

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Application for use as a medical device

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Foods and food ingredients--either self-affirmed to be or notified as GRAS or food additive petition process.

Generally, pharmaceuticals are regulated more rigorously than foods and food ingredients.

Our operations are also subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act, and other similar federal, state, and local laws, rules, and regulations governing laboratory activities, waste disposal, handling dangerous materials, and other matters.

FDA Regulation

There are two primary pathways for commercialization of wound care products, and both are regulated by the FDA. One pathway is for drug products. A “drug” is defined as any compound containing pharmacologically active ingredients. Section 201(h) of the Federal Food Drug & Cosmetic (FD&C) Act defines a “drug” as:

"Active ingredient means any component that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease, or to affect the structure or any function of the body of man or other animals. The term includes those components that may undergo chemical change in the manufacture of the drug product and be present in the drug product in a modified form intended to furnish the specified activity or effect.  If the primary intended use of the product is achieved through chemical action or by being metabolized by the body, the product is usually a drug.”

The other pathway for development of our products is medical devices. A medical device is subject to premarketing and post marketing regulatory controls. We will attempt to position our product candidates as a medical device.  According to the FDA, a “device” is:

"An instrument, apparatus, implement, machine, contrivance, implant, in-vitro reagent, or other similar or related article, including a component part, or accessory which is:

•   recognized in the official National Formulary, or the United States Pharmacopoeia, or any supplement to them, -intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals, or

•   intended to affect the structure or any function of the body of man or other animals, and which does not achieve any of its primary intended purposes through chemical action within or on the body of man or other animals and which is not dependent upon being metabolized for the achievement of any of its primary intended purposes."

The compound may be positioned as either a drug or device depending on if the primary intended use of the product is achieved through chemical action or by being metabolized by the body, or neither.   The first product candidate, WOUND HEALER, in topical form, will be positioned as a medical device.  If the application is not accepted, we will attempt to position it as a drug.

Classification as a drug would mean that WOUND HEALER has a direct physiological effect on the cells, and that it could be absorbed or metabolized by the body. Classification as a device would mean that WOUND HEALER is part of a wound covering device, not absorbed or metabolized by the body and, not affecting the body’s physiology directly, but acting more as a facilitator of healing. Given the results of preliminary analysis, we are confident that WOUND HEALER will meet the definition of a device since it is unlikely that this product is absorbed by the body when it is applied topically.

When regulated as a drug, botanicals are generally either starting materials for the production of active pharmaceutical ingredients or drug substances for use as ingredients in dosage forms. Traditionally, before botanicals are used in drug manufacturing it is important that the active ingredients that provide the pharmacological properties be identified.

We intend to take the route of applying for WOUND HEALER to be a wound-covering device. The reason for this approach is that wound care devices do not have to proceed with the Investigational  New Drug (or IND), to New Drug Application (or NDA) process required for drugs, but rather would take the medical device approval pathway. To the final user and the doctors, however, this process will be indistinguishable and marketing can proceed along the permissible guidelines.

Currently, in order to market such the WOUND HEALER wound-covering device, we must supply valid scientific evidence of the safety and effectiveness of the dressing for the product. Depending on the claims and substantial equivalence, this may require a submission to FDA. In the event a submission would be required, the required documentation would include manufacturing information, preclinical studies, and clinical data. Clinical data demonstrating the safety and effectiveness of the device will also be gathered under the provisions of the IDE regulations contained in 21 CFR 812.

The main steps for pursuing WOUND HEALER as a medical device are as follows:

• Identification of the predicate devices ;

• Developing specifications of all material components of the device including the base material,

   adhesive, preservatives, if any, and drug/botanical components;

• Performing Biocompatibility testing ;

• Performing tests to support claims such as "non-pyrogenic" or "hypoallergenic"

   Sterilization Validation ;

• Adherence to the QSR including manufacturing and product development  Clinical Trials ;

• Justification for pre-marketing approval, or PMA, 510K or 510K exemption .

What follows is a high level description of the intended development plan with a summary at the end showing the projected timeline. The following development plan assumes that appropriate patent protection has been applied for and is in the process of being granted.

Identification of the Predicate Devices:

Devices that are similar will be evaluated and the physical dimensions, materials, and physical properties of the devices will be documented. A table comparing the similarities and differences between the device and predicate devices of this type will be established.

Prior to the incorporation of the product into any delivery vehicle, WOUND HEALER will be tested for biocompatibility. Although no significant side effects have been found to date, including allergic reactions or worsening of the condition, biocompatibility testing is a necessary step in documenting the safety of materials used to produce WOUND HEALER. The appropriate laboratories are being contacted to obtain the necessary safety data, according to standards and methodology accepted by the industry. The final product is likewise tested for biocompatibility.

Testing to Support Claims such as “Non-pyrogenic” or “Hypoallergenic”:

If the device is to be labeled "pyrogen free" or "non-pyrogenic," the USP Pyrogen Test or rabbit rest is performed on the final end product. Similarly, if the device is to be labeled "hypoallergenic", we will subject the dressing to a skin sensitization test known as the Modified Draize Repeat Insult Patch Test. This test must be performed on at least 200 randomly chosen individuals who have completed the test. A "negative" test result would qualify the product for the "hypoallergenic" claim. To be noted, however, is that the Center for Devices and Radiological Health is currently reviewing the suitability of this claim as applied to all medical devices. Therefore, it is possible that this claim may not be permitted for any medical devices in the future, including wound dressings, or that the requirements for maintaining the claim may be changed.

Sterilization Validation:

In general, a Sterility Assurance Level or SAL of 10-6 is required for all devices unless there is substantial justification for not being able to achieve this level. We will be identifying the method of sterilization, the method that will be used to validate the sterilization cycle, the sterility assurance level to be achieved and the product release criteria.

Manufacturing:

The manufacturing of the product must meet good manufacturing practice standards, or  cGMP. GMP is a pre-requisite for all drugs and medical devices, regardless of their classification, as well as the incorporation of WOUND HEALER into any vehicle for its delivery to the wound. In order for us to be certain that we are in compliance throughout all the levels of the manufacturing process, the services of a consultant have been retained, an expert in the area of pharmaceutical cGMP.

Regulation of Pharmaceutical Product Candidates

If we decide to position our proprietary processes for the manufacture of complex carbohydrates for human and animal wound healing, nutritional supplements, and livestock feed additives as a pharmaceutical, we will be subject to a more stringent process. Our research and development activities regarding, and the future manufacturing and marketing of, our pharmaceutical product candidates, are and will be subject to significant regulation by numerous governmental authorities in the United States and other countries. Pharmaceutical products intended for therapeutic use in humans are governed principally by the federal Food, Drug and Cosmetic Act, Public Health Service Act, and FDA regulations in the United States, and by comparable laws and regulations in foreign countries. The federal Food, Drug and Cosmetic Act and other federal statutes and regulations govern the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of pharmaceutical products. The process of completing pre-clinical and clinical testing and obtaining FDA approval for a new pharmaceutical product requires a number of years and the expenditure of substantial resources. Following drug discovery, the steps required before a new pharmaceutical product may be marketed in the United States include:

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Preclinical laboratory and animal tests;

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The submission to the FDA of an Investigational New Drug application;

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 Human clinical and other studies to assess safety and parameters of use;

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Adequate and well-controlled clinical trials, typically conducted in three phases, to establish the safety and effectiveness of the drug; o the submission of a New Drug Application or Biologic License Application to the FDA and FDA approval of the New Drug Application or Biologic License Application prior to any promotion, commercial sale, or shipment of the drug. Clinical trials are typically conducted in three sequential phases, which may overlap.

Phase I clinical trials are designed to determine the metabolic and pharmacologic effects of the drug in humans, the side effects associated with increasing doses, and, possibly, to obtain early indications of efficacy. These studies generally involve a small number of healthy volunteer subjects, but may be conducted on people with the disease the drug is intended to treat.

Phase II studies are conducted to evaluate the effectiveness of the drug for a particular indication and thus involve patients with the disease under study. These studies also provide evidence of the short-term side effects and risks associated with the drug.

Phase III studies are generally designed to provide the substantial evidence of safety and effectiveness of a drug required to obtain FDA approval. They often involve a substantial number of patients in multiple study centers and may include chronic administration of the drug in order to assess the overall benefit-risk relationship of the drug. A clinical trial may combine the elements of more than one phase, and typically two or more Phase III studies may be required. Typical estimates of the total time required for completing such clinical testing vary between four and ten years. For marketing outside the United States, foreign regulatory requirements govern human clinical trials and marketing approval for drugs. The requirements relating to the conduct of clinical trials, product licensing, pricing, and reimbursement vary widely from country to country.

Regulation of Foods and Food Ingredients

We may decide to market our nutritional supplements as a food ingredient. Foods and food ingredients are subject to the provisions of the federal Food, Drug and Cosmetic Act. Food ingredients are broadly defined as any substances that may become a component, or otherwise affect the characteristics, of food. Food ingredients are regulated either as substances GRAS (Generally Recognized As Safe) or as food additives.  GRAS substances have a long safe history of commercial use in foods and are therefore generally regarded as safe.  Food ingredients that are GRAS are excluded from the definition of food additives. The FDA has affirmed by regulation a number of substances as GRAS, although it is not required that a substance be affirmed as GRAS by regulation of the FDA in order to be GRAS. Alternatively, under a new proposed regulatory framework, a manufacturer may submit GRAS notification to the FDA claiming that a food ingredient is GRAS. The FDA generally will respond to the notification within approximately ninety days as to whether there is sufficient evidence to support the notifier's conclusion that the substance is GRAS. A positive response from the FDA indicates that it has no objection to the notifier's conclusion that a substance is a GRAS. A manufacturer also may self-affirm a substance as GRAS by making an independent determination that qualified experts would generally agree that the substance is GRAS for a particular use. If the FDA disagrees with the manufacturer's self determination or GRAS notification, the manufacturer generally must submit a food additive petition to obtain approval to market the food ingredient. If the FDA disagrees with a determination, the manufacturer must complete the food additive petition process for the substance to be approved by the FDA. Affirmation of GRAS status, either by the manufacturer or the regulation of the FDA, would allow the manufacturer to market and sell the additive or the food containing the additive. Furthermore, a manufacturer's decision to rely on an independent determination may limit the marketability of that manufacturer's products to food manufacturers, many of whom require confirmation of GRAS status from the FDA before they will purchase substances for use in foods from third parties. Food ingredients that are not GRAS are regulated as food additives.

Food Additives:

All new food additives require FDA approval prior to commercialization. The petition requires convincing evidence that the substance performs as it is intended and often requires animal studies using large doses for long periods of time.  Information supporting the safety of a food additive is submitted to the FDA in the form of a food additive petition. The food additive petition process is generally expensive and lengthy.  We do not know if our product candidates would be considered to be GRAS or merely food additives, as such requires further testing to provide the FDA with convincing evidence.

Commercialization of the food additive, if permitted by the FDA, often occurs several years after the petition is submitted to the FDA. The petition must establish with reasonable certainty that the food additive is safe for its intended use at the level specified in the petition. The petition is required to contain reports of safety investigations of the food additive and details regarding its physical, chemical, and biological properties. Product safety studies submitted to the FDA are typically conducted in accordance with FDA good laboratory practices requirements. If a food additive petition is submitted, the FDA may choose to reject the petition or deny any desired labeling claims. Furthermore, the FDA may require the establishment of regulations that necessitate costly and time-consuming compliance procedures.

Competition

Some companies are producing by enzymatic and other means a limited variety of complex carbohydrates. Although we do not believe any of these companies has the ability currently to manufacture a wide variety of human carbohydrate products in quantities sufficient for commercialization, any of these companies may develop technologies superior to our technologies. In addition, some companies are investigating novel methods of chemical synthesis, sometimes with enzymatic steps, to produce commercial quantities of complex carbohydrates. These and other efforts by potential competitors may be successful or other methods of carbohydrate synthesis which compete with our technologies, may be developed.

The biotechnology market is extremely competitive.  In seeking to manufacture, distribute and market the various products we intend to develop from the uses of the WOUND HEALER compound, we face competition from large established pharmaceutical companies such as SmithKline Beecham, Roche, and Eli Lilly and Company, as well as newer biotech companies, such as Cook Biotech, Incorporated, which develops products with some similar applications.  All of our potential competitors in this field have considerably greater financial resources than Nutra Biopharma Corp.

Patents

The Company holds no patents for its product candidates.

Item 1A.  RISK FACTORS

We are subject to various risks which may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We may not obtain approval for our product candidates

We may not obtain approval for any of our product candidates, whether as a medical device, pharmaceutical, GRAS substance or food additive.  If we do not obtain any such approval we will not be able to perform our business plan.

We are a relatively young company with no operating history

Since we are a young company, it is difficult to evaluate our business and prospects. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our product candidates, the level of our competition, our ability to attract and maintain key management and employees, successful product development and resting, and regulatory approval. While management believes their estimates of projected occurrences and events are within the timetable of their business plan, there can be no guarantees or assurances that the results anticipated will occur.

We expect to incur net losses in future quarters

We currently have no revenues at all.  If we do not achieve profitability, our business may not grow or operate. We may not achieve sufficient revenues or profitability in any future period. We do not have any commercially available products, have not obtained FDA approval for any of our product candidates and do not expect to have commercially available products in the near future. Even if we are able to generate revenues, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We will require additional funds to operate in accordance with our business plan

We may not be able to obtain additional funds that we may require. At the present time we have no cash with which to satisfy our capital needs or financing activities to meet our short term and long-term needs.  If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget.  If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting product candidates.

We are highly dependent on Stephen Boyd, our President and CEO. The loss of Mr. Boyd, whose knowledge, leadership, and technical expertise upon which we rely, would harm our ability to execute our business plan.

We are largely dependent on Stephen Boyd, our President and CEO, for specific proprietary technical knowledge and the Company market knowledge. Our ability to successfully market and distribute our product candidates may be at risk from an unanticipated accident, injury, illness, incapacitation, or death of Mr. Boyd. Upon such occurrence, unforeseen expenses, delays, losses and/or difficulties may be encountered.  Our success may also depend on our ability to attract and retain other qualified management and sales and marketing personnel. We compete for such persons with other companies and other organizations, some of which have substantially greater capital resources than we do. We cannot give you any assurance that we will be successful in recruiting or retaining personnel of the requisite caliber or in adequate numbers to enable us to conduct our business.  We do not have an employment agreement with Mr. Boyd and do not have key man insurance on him.

There is currently no market for our Common stock and one may never develop.  Therefore, investor’s holdings in our Common stock may be illiquid

While we do intend to file a Form 211 through a market maker with FINRA to establish a quote for our Common stock on the over-the-counter bulletin board, there is no assurance that the bulletin board or any other quotation medium will quote our Common stock, or that a market will ever develop.  If a market never develops for our Common stock, it may be difficult or even impossible for investors to sell their Common stock.  If Mr. Boyd decides to sell his stock, he may not be able to do so unless it is registered under the Securities Act of 1933 or if the Rule 144 Safe Harbor is available to him.

Our officers and directors own the majority of our Common stock

Accordingly, they will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We do not expect to pay dividends for the foreseeable future

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our Common stock.

We expect to be subject to SEC regulations and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and other trading market rules, are creating uncertainty for public companies

We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest appropriate resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

There is Substantial Doubt About Our Ability to Continue as a Going Concern, which Means that We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

The report of our independent accountants on our December 31, 2008 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages. Our ability to continue as a going concern will be determined by our ability to obtain additional funding. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly

There is no market for our common stock and there can be no assurance that an active trading market for our Common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our Common stock.  If a trading market does ever develop, our Common stock is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our Common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common stock to fluctuate substantially. Substantial fluctuations in our stock price could significantly reduce the price of our stock.

Item 2.  FINANCIAL INFORMATION

Plan of Operations

Our plan of operations is to develop, after obtaining appropriate patent or device protection, products from the compound in which all of the indications have so far appear to have improved following the use of WOUND HEALER, while continuing our research and development into possible further uses, as well as the basic chemistry, mechanism of action and effects at both the cellular and molecular level of the compound.  We are seeking to fully develop the applications for which we have conclusive evidence that the compound works, some of which could have a short development period, since the WOUND HEALER appears to have been safe and improved conditions, and no side effects have been noted either when applied topically or taken internally.  By extrapolation, we expect that this compound will work on animal wound healing, for horses and other livestock, and, since development in that area is faster, we may decide to develop some of these product candidates to generate some of the income needed to fuel our human research.  However, our research and development for the human applications will take precedence.  We also have the option to fully explore and develop the use of the compound as an animal feed additive.

The first product candidate we plan to develop is WOUND HEALER for topical use in the acceleration of the healing of simple and complex flesh wounds.  We anticipate research and development of this product to cost approximately $50,000 over the course of the next fiscal year, and the research and development is simply defined as what delivery medium to use for the application of the product.  All of these costs will be applied toward the topical WOUND HEALER product.

We also expect to hire additional personnel as our operations grow, such as a Chief Medical Officer, marketing personnel and additional clerical and accounting personnel at a cost of approximately $200,000 per year.  For now, all of our research and development has been contracted with third parties, but in the future, if our product candidates turn out to be viable, we anticipate hiring in house laboratory personnel.  We do not anticipate the acquisition of any material plant or equipment in the next 12 months.  Nutra Biopharma is still considered to be a development stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its common stock. There can be no assurance that Nutra Biopharma will be successful in raising the capital it requires through the sale of its Common stock.

During the next twelve months, we plan to satisfy our cash requirements by  funding from our principals, on which we have survived since our inception.  However, we may be unsuccessful in raising additional equity financing, and, thus, be able to satisfy our cash requirements.

Our Plan of Operations Anticipates Reaching the Following Milestones in Order to Accomplish Our Business Plan:

1.

Raise capital for the development of WOUND HEALER as a topical wound healing treatment.  This is the first milestone of our business plan and is expected to take approximately two months.

2.

 Hire appropriate contract laboratory labor to finalize the first wound healing product.  This is the second milestone of our business plan and is expected to take approximately six months at a cost of approximately $50,000.

3.

Apply to the FDA for approval of the use of WOUND HEALER as a topical wound healing treatment as a medical device.  This is the third milestone of our business plan and is expected to take approximately six months and cost approximately $30,000.  The company will hire a professional to complete the application process;

4.

Upon approval of the WOUND HEALER as a medical device, the company will attempt to raise $1 million in capital for the marketing of WOUND HEALER.  If approval as a medical device is not received, then the company will begin clinical trials for the approval of WOUND HEALER as a pharmaceutical.  If this step is necessary, it is expected to take several years at a cost of a minimum of $1 million per year.  The company will use contract labor for this process.

All of the above milestones require the raising of capital from private equity or debt offerings, or the further financial contributions of our principals.

We will need a minimum of $50,000 to satisfy our cash requirements for the next twelve months.  We will not be able to operate if it we do not obtain equity financing through private offerings, or contributions from our principals.  If no offerings are made, we expect to continue to satisfy our cash requirements by contributions from our principals, which we expect will continue to contribute for the next twelve months.   We depend upon capital to be derived from future financing activities such as subsequent offerings of our stock.

Item 3.  PROPERTIES

The Company’s properties are limited at the present time to its offices in Henderson, Nevada and its proprietary medicinal compound formula.  The Company considers its existing facilities to be adequate for its current needs.

Item 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding beneficial ownership of the Company’s Common stock as of December 31, 2009, by (I) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of Common stock, (ii) each director of Nutra Biopharma Corp., (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.

Name and Address	Number of Shares	Percentage Owned

Stephen Boyd 23809 Hayes Ave. Murrieta, CA 92562	20,000	4.5%

Zirk Engelbrecht 595 Walnut Avenue Redlands, CA 92373	400,000	90.9%
Officers and Directors as a Group	420,000	95.4%

Item 5.  DIRECTORS AND EXECUTIVE OFFICERS

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected.  The officers serve at the pleasure of the Board of Directors.

The current Executive Officers, key employees and directors of the Company are as follows:

Name	Age	Position
Stephen Boyd	44	CEO, Director
Zirk Engelbrecht	52	CFO, Secretary, Director

Stephen Boyd-  Mr. Boyd has been the CEO, and director of the Company since October 2008.  He is currently the Vice President of Research and Development of ForSight Labs since 2006.  Mr. Boyd is a director of WealthMakers, Ltd.  From 2003 to 2005, he served as Director of Research and Development of Opus Medical, Inc.  From 2001 through 2003, he served for Volcano Therapeutics, and attained the position of Director of Operations.  Mr. Boyd holds a B.S. degree in Mechanical Engineering from Cal. Poly, San Luis Obispo.

Zirk Engelbrecht-  Mr. Engelbrecht has served as the CFO and Director of the Company since inception.  He formerly served as a director of Satellite Security Corporation from January 2006 through May 6, 2008.  From February 2006 until January 8, 2008, Mr. Engelbrecht had served as chairman of Satellite Security Corporation’s Board of Directors.  From December 7, 2006 until December 31, 2007, he also served as Satellite Security Corporation’s Chief Executive Officer.  Mr. Engelbrecht is also the Chief Executive Officer of WealthMakers, Ltd., a position he has held since January 1, 2007.  Mr. Engelbrecht also served as chairman and Chief Executive Officer of Safari Associates, Inc. (OTC Bulletin Board: SFAR) until its acquisition by Power-Save Company in September 2006.  Since 2000, Mr. Engelbrecht has been the chairman and Chief Executive Officer of the Aston Organization Ltd, a private equity firm.  Aston Organization is also one of our stockholders.  He has served as a member of Opus International LLC, a private equity and venture capital firm, since July 2000.  Mr. Engelbrecht served as chairman of Nutra Pharma Corp. (OTC BB: NPHC), from February 2001 to November 2002.  Mr. Engelbrecht holds a degree in Mechanical Engineering, and a certificate from the Council for Scientific and Industrial Research of South Africa.

Item 6.  EXECUTIVE COMPENSATION

The following table provides information as to cash compensation of all officers of the Company, for each of the Company’s last two fiscal years.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Stephen Boyd, CEO	2008 & 2009	$0	$0	$0	$0	$0	$0	$0
Zirk Engelbrecht CFO	2008 & 2009	$0	$0	$0	$0	$0	$0	$0

The following table provides information concerning the compensation of the directors of the Company for the past fiscal year:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Stephen Boyd	$0	$0	$0	$0	$0	$0	$0

Zirk Engelbrecht	$0	$0	$0	$0	$0	$0	$0

EMPLOYMENT AGREEMENTS

The Company has not entered into any employment agreements with any of its employees, and employment arrangements are all at the discretion of the Company’s Board of Directors.

Item 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 10, 2008, 20,000 shares of Common stock were issued to Officer and Director Stephen Boyd, pursuant to Section 4(2) of the Securities Act of 1933.

On October 1, 2009, 400,000 shares of Common stock were issued to Officer and Director Zirk Engelbrecht, in exchange for our proprietary wound healing formula, pursuant to Section 4(2) of the Securities Act of 1933.

Item 8.  LEGAL PROCEEDINGS

There are no pending legal proceedings to which the Company is a party or to which the property interests of the Company is subject.

Item 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND

              RELATED SHAREHOLDER MATTERS

The Company's Common stock is not listed or quoted at the present time, and there is no present public market for the Company's Common stock. The Company intends to have a sponsoring market maker file a Form 211 with the NASDAQS Stock Market for a quotation on the over-the-counter bulletin board. There can be no assurance that the Company’s securities will be quoted on the bulletin board or any other quotation medium.

Dividends

The Company has not paid any cash dividends since its inception and does not contemplate paying any in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of the Company's business.

Penny Stock Status

If and when the Company develops a market for its common stock, it will be a "penny stock," as the term is defined by Rule 3a51-1 of the Securities Exchange Act of 1934. This makes it subject to reporting, disclosure and other rules imposed on broker-dealers by the Securities and Exchange Commission requiring brokers and dealers to do the following in connection with transactions in penny stocks:

1.

Prior to the transaction, to approve the person's account for transactions in penny stocks by obtaining information from the person regarding his or her financial situation, investment experience and objectives, to reasonably determine based on that information that transactions in penny stocks are suitable for the person, and that the person has sufficient knowledge and experience in financial matters that the person or his or her independent advisor reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks. In addition, the broker or dealer must deliver to the person a written statement setting forth the basis for the determination and advising in highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement from the person. Further, the broker or dealer must receive a manually signed and dated written agreement from the person in order to effectuate any transactions is a penny stock.

2.

Prior to the transaction, the broker or dealer must disclose to the customer the inside bid quotation for the penny stock and, if there is no inside bid quotation or inside offer quotation, he or she must disclose the offer price for the security transacted for a customer on a principal basis unless exempt from doing so under the rules.

3.

Prior to the transaction, the broker or dealer must disclose the aggregate amount of compensation received or to be received by the broker or dealer in connection with the transaction, and the aggregate amount of cash compensation received or to be received by any associated person of the broker dealer, other than a person whose function in solely clerical or ministerial.

4.

The broker or dealer who has effected sales of penny stock to a customer, unless exempted by the rules, is required to send to the customer a written statement containing the identity and number of shares or units of each such security and the estimated market value of the security. The imposition of such reporting and disclosure requirements on a broker or dealer, make it unlawful for the broker or dealer to effect transactions in penny stocks on behalf of customers. Brokers or dealers may be discouraged from dealing in penny stocks, due to the additional time, responsibility involved, and, as a result, this may have a deleterious effect on the market for the Company's stock.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for the Common Stock is:

Globex Transfer, LLC of Eltona, Florida.

Item 10.  RECENT SALES OF UNREGISTERED SECURITIES

The following securities were issued by Nutra Biopharma Corp. within the past three years and were not registered under the Securities Act:

On July 10, 2008, 20,000 shares of Common stock were issued to officer and director Stephen Boyd, pursuant to Section 4(2) of the Securities Act of 1933.

In April 2009, 20,000 shares of Common stock were issued to 30 investors, pursuant to the Company’s Regulation D, Rule 504 offering.

On October 1, 2009, 400,000 shares of Common stock were issued to officer and director Zirk Engelbrecht, in exchange for our proprietary wound healing formula, pursuant to Section 4(2) of the Securities Act of 1933.

Item 11.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Common stock

Holders of Common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors.

Holders of Common stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights.

Holders of common stock do not have cumulative voting rights- meaning, that  the holders of more than half of all voting rights with respect to Common stock can elect all of the Board of Directors. The Board of Directors is empowered to fill any vacancies on the Board of Directors created by resignations, provided that it complies with quorum requirements.

Holders of Common stock will be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore, and will be entitled to receive, pro rata, all assets of the Company available for distribution to such holders upon  liquidation.

As of December 31, 2009, there were 440,000 shares of Common stock outstanding and 100 million Common shares authorized.  As of that date, there was one shareholder of record.

Item 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada Statutes

NRS 78.751 provides that the Company may provide in its articles of incorporation, by laws or by agreement, to indemnify the Company's Officers and Directors and affects their liability in that capacity, for any and all costs incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than Directors or Officers may be entitled under any contract or otherwise by law.

The indemnification and advancement of expenses authorized in or ordered by a court pursuant to the statute:

(a)  Does not exclude  any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any Director or Officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

ARTICLES OF INCORPORATION AND BY-LAWS

The Company's Articles of Incorporation, provides that the Company shall, to the fullest extent legally permissible under the provisions of the General Corporation Law of the State of Nevada, indemnify and hold harmless officers and directors from any and all liabilities and expenses imposed upon them in connection with any action, suit or other proceeding.

It is the position of the Securities and Exchange Commission that the indemnification of officers and directors is against public policy.

Item 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

This information appears under Item 15 and is incorporated by reference herein.

Item 14.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND

                FINANCIAL DISCLOSURE

None.

Item 15.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  The following financial statements are filed as part of this Registration statement:

EXHIBIT NO.	DESCRIPTION
3.1	Articles of Incorporation
3.4	By-Laws
4.1	Form of Common stock Certificate
5.1	Opinion of Kenneth G. Eade, Attorney at Law (including consent)
6.1	Specimen of Stock Certificate
23.1	Consent of Independent Accountant
23.2	Consent of Kenneth G. Eade (Filed as part of Exhibit 5.1).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Nutra Biopharma Corp.

We have audited the accompanying balance sheet of Nutra Biopharma Corp.,  a development stage company, as of December 31, 2008 and the related statements of operations, stockholders' equity (deficit)  and cash flows for the period from July 8, 2008 (inception) through December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred  to above present fairly, in all material respects, the financial position of Nutra Biopharma Corp.  as of December 31, 2008  and the related statements of operations, stockholders' equity (deficit) and cash flows for the  period from July 8, 2008 (inception) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered losses from operations and has no sources of revenue that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Gruber & Company, LLC

     Gruber & Company, LLC

     Lake Saint Louis, Missouri

     January 29, 2009

Nutra Biopharma Corp. (A Development Stage Company) Balance Sheet December 31, 2008

ASSETS
Current Assets
Cash	$ -0-

TOTAL ASSETS	-0-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Due to shareholders	5,000
Total Liabilities	5,000
Stockholders’ Equity (Deficit)
Common stocks, $.001 par value
Authorized shares; 100,000,000
Issued and outstanding shares; 20,000	20

Deficit accumulated during development	(5,020)

Total Stockholders' Equity (Deficit)	(5,000)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ -0-

See notes to financial statements

Nutra Biopharma Corp. (A Development Stage Company) Statement of Operations

	For the Three Months Ended December 31, 2008	For the Period from July 8, 2008 (Inception) to December 31, 2008

Income	$ -	$ -

Operating Expenses
General and Administrative	-	20
Legal	5,000	5,000
Total Expenses	5,000	5,020

Ordinary income (loss)	(5,000)	(5,020)

Net income (loss)	(5,000)	$ (5,020)

Earnings (loss) per common share	$ (0.25)	$ (0.25)

Weighted average common shares outstanding	20,000	20,000
See notes to financial statements

Nutra BioPharma Corp. (An Development Stage Company) Statement of Cash Flows

	For the three months ended December 31, 2008	From July 8, 2008 (Inception) to December 31, 2008

Net Loss	$ (5,000)	$ (5,020)

Total cash used in operations

Cash from financing activities

Loans from related parties	5,000	5,020

Total cash from financing activities	5,000	5,020

INCREASE (DECREASE) IN CASH	-	-

BEGINNING CASH	-	-

ENDING CASH	$ -	$ -

See notes to financial statements

Nutra Biopharma Corp. (A Development Stage Company) Statement of Stockholder's Equity For the period from July 8, 2008 (Inception) to December 31, 2008

				Deficit
	Number of	Common		Accumulated
	Shares	Stock at	Paid in	During
	Outstanding	Par Value	Capital	Development Stage

Beginning balance	0	0	0	0

Stocks issued	20,000	20	0

Net loss December 31, 2008	0	0	0	(5,020)

Balance at December 31, 2008	20,000	20	0	$(5,020)

See notes to financial statements

Nutra Biopharma Corp.

(A development stage company)

Notes to Financial Statements

For the period July 8, 2008 (Inception) to December 31, 2008

NOTE 1:   HISTORY OF OPERATIONS

Nutra Biopharma Corp. was incorporated on July 8, 2008 in the State of Nevada.  The Company has a plan of operations to market wound healing products.  The Company is a development stage company  and is subject to compliance with Statement of Financial Accounting Standards No. 7 (SFAS No. 7), Accounting and Reporting by Development Stage Companies.  The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from July 8, 2008 (date of inception) to December 31, 2008.

In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of operating results for the interim period presented have been made.  The results of operations for the periods presented are not necessarily indicative of the results to be expected for the year.

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to development stage enterprises.

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

NOTE 2:   CONTINUED EXISTENCE

The Company has not generated any revenue during the period July 8, 2008 (inception) through December 31, 2008 and has funded its operations primarily through the issuance of equity and advances from shareholders. Accordingly, the Company’s ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional debt or equity financing.

The Company may not be able to obtain additional funds that it may require.  The Company does not presently have adequate cash from operations or financing activities to meet its long-term needs.  The Company does not currently have any established third-party bank credit arrangements.  If the additional funds that the Company may require are not available to it, the Company may be required to curtail significantly or eliminate some or all of its development, sales and marketing programs.

The Company will seek additional funds through equity or debt financings.  Such additional funding, if available on terms and schedules acceptable to the Company.  The Company may also attempt to obtain funds through arrangement with corporate parties or others.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company, as described above, is in the business of the development of wound healing products. There can be no assurance that the Company will be successful in its endeavor.

NOTE 3:   SIGNIFICANT ACCOUNTING POLICIES

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Stock Based Compensation.

Shares of the Company’s common stock may be issued for services. These issuances are valued at the fair market value of the services provided and the number of shares issued is determined based upon what the price of the common stock is on the date of each respective transaction.

Estimates

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts for the Company’s cash, accounts payable, accrued liabilities and current portion of long term debt approximate fair value due to the short-term maturity of these instruments.

Income Taxes

In February 1992, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS No. 109 required a change from the deferred method of accounting for income taxes of Accounting Principles Board (“APB”) Opinion No. 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings (Loss) Per Share

In February 1997, the FASB issued SFAS No. 128, “Earnings per Share.” SFAS No. 128 simplifies the standards for computing earnings per share (“EPS”) and was effective for financial statements issued for periods ending after December 15, 1997, with earlier application not permitted. Upon adoption, all prior EPS data was restated.

Basic EPS is determined using net income divided by the weighted average shares outstanding during the period. Diluted EPS is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued.

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 157, Fair Value Measurements , ("SFAS No. 157") was issued by the FASB in September 2006. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 57 applies to other accounting pronouncements that require or permit fair value measurement. No new requirements are included in SFAS No. 157, but application of SFAS No. 157 will result in additional disclosure requirements.. The Company does not expect adoption of SFAS No. 157 will have a material impact on our financial position, results of operations or cash flows.

 In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115 ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Company does not expect adoption of SFAS No. 159 will have a material impact on our financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations ("SFAS No. 141R"). Among other things, SFAS No. 141R establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. This standard will require accounting treatment for business combinations on a prospective basis.

 In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 ("SFAS No. 160"). SFAS No. 160 establishes accounting and reporting standards for noncontrolling interests in a subsidiary and for the deconsolidation of a subsidiary. Minority interests will be recharacterized as noncontrolling interests and classified as a component of equity. It also establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary and requires expanded disclosures. This statement is effective for fiscal years beginning on after December 15, 2008, with early adoption prohibited. The Company does not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

 In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement 133 ("SFAS No. 161"). SFAS No. 161 amends and expands SFAS No. 133 to enhance required disclosures regarding derivatives and hedging activities. It requires companies to provide additional disclosure to discuss the uses of derivative instruments; the accounting for derivative instruments and related hedged items under SFAS No. 133; and how derivative instruments and related hedged items affect the company's financial position, financial performance and cash flows. The Company will adopt SFAS No. 161 on July 1, 2009. The Company does  not expect the adoption of this statement will have a material impact on our financial position, results of operations or cash flows.

NOTE 4:  RELATED PARTY TRANSACTIONS

During the period July 8, 2008 (inception) through December 31, 2008 shareholders paid $5,020 on the company’s behalf for legal and administrative fees.  $5,000 of this was a loan to the company and an interest free note payable for this payment is due to the shareholders upon receipt of funds from a stock offering or other fundraising.

NOTE 5:  STOCK OFFERING

In December 2008, 20,000 shares of common stock were offered to investors pursuant to the company’s Regulation D, Rule 504 small corporate offering.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Nutra Biopharma Corp. Registrant

Date: February 11, 2010	By /s/ Zirk Engelbrecht
Zirk Engelbrecht
CFO and Director